Exhibit 3.1
WHITESTONE REIT
ARTICLES SUPPLEMENTARY
FOR
SERIES A PREFERRED SHARES

Whitestone REIT, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.3 of Article VI of the Articles of Amendment and Restatement of the Trust, as amended and supplemented (the “Declaration of Trust”), of the Trust, the Board of Trustees of the Trust (the “Board”), by duly adopted resolutions, classified and designated one million (1,000,000) authorized but unissued preferred shares of beneficial interest, par value $0.001 per share (“Preferred Shares”), as Series A Preferred Shares, par value $0.001 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Declaration of Trust, shall become part of Article VI of the Declaration of Trust, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof and thereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Declaration of Trust.
Series A Preferred Shares

1.Designation and Amount. A series of Preferred Shares designated as “Series A Preferred Shares” (the “Series A Preferred Shares”) is hereby established, and the number of shares constituting the Series A Preferred Shares shall be 1,000,000. The Board, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the number of Series A Preferred Shares; provided that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares available for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Trust convertible into or exchangeable for Series A Preferred Shares.
2.Dividends and Other Distributions.
(A)Subject to the prior and superior rights of the holders of any class or series of shares of beneficial interest of the Trust ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of common shares of beneficial interest, par value $0.001 per share, of the Trust (the “Common Shares”), and any other class or series of shares of beneficial interest of the Trust ranking junior to the Series A Preferred Shares, shall be entitled to receive, when, as and if authorized by the Board and declared by the Trust out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or fraction of a Series A Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of

(a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), in each case declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Shares or fraction of a Series A Preferred Share.
In the event that the Trust shall at any time after May 14, 2020 (the “Rights Declaration Date”) declare or pay any dividend on the Common Shares payable in Common Shares or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which the holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(B)No dividend or other distribution shall be paid on the Common Shares (other than a dividend payable in Common Shares) unless the Trust shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (A) of this Section immediately after it declares such dividend or distribution on the Common Shares.
(C)Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issuance of such shares, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or other distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
3.Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights (subject to Sections 10 and 11 of this FIRST ARTICLE):
(A)Subject to the provision for adjustment hereinafter set forth, and subject to paragraphs (B) and (C) of this Section 3 below, each Series A Preferred Share shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Trust. In the event the Trust shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Series A Preferred Share were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common

Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(B)Except as otherwise provided herein or in the terms of any other class or series of preferred shares of beneficial interest of the Trust or any similar share of beneficial interest of the Trust, the holders of Series A Preferred Shares and the holders of Common Shares and any other shares of beneficial interest of the Trust having general voting rights shall vote together as a single class on all matters submitted to a vote of shareholders of the Trust.
(C)Except as set forth herein (including pursuant to Section 11 of this FIRST ARTICLE), holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any action.
4.Certain Restrictions.
(A)Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Trust shall not:
(i)declare or pay dividends, or make any other distributions, on or redeem or purchase or otherwise acquire for consideration any shares of beneficial interest ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of share options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted shares, restricted share units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; or (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, trustees, former trustees, consultants or former consultants of the Trust or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;
(ii)declare or pay dividends, or make any other distributions, on any shares of beneficial interest ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)except pursuant to provisions of the Declaration of Trust providing for limitations or restrictions on ownership of securities of the Trust which are, expressly or by implication, included to protect the status of the Trust as a real estate investment trust under the Internal Revenue Code, redeem or purchase or otherwise acquire for consideration any shares of beneficial interest ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Trust may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of beneficial interest of the Trust ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

(iv)except pursuant to provisions of the Declaration of Trust providing for limitations or restrictions on ownership of securities of the Trust which are, expressly or by implication, included to protect the status of the Trust as a real estate investment trust under the Internal Revenue Code, redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares of beneficial interest ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)The Trust shall not permit any subsidiary of the Trust to purchase or otherwise acquire for consideration any shares of beneficial interest of the Trust, unless the Trust could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
5.Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Trust in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new class or series of Preferred Shares, subject to any conditions and restrictions on issuance set forth herein.
6.Liquidation, Dissolution or Winding Up.
(A)Upon any liquidation, dissolution or winding up of the Trust, no distribution shall be made (i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, unless, prior thereto, the holders of the Series A Preferred Shares shall have received the greater of (x) $1,000 per share, plus an amount equal to accrued and unpaid dividends and other distributions thereon, whether or not declared, to the date of such payment, and (y) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to the holders of Common Shares or (ii) to the holders of shares of beneficial interest ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
(B)In the event the Trust shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event pursuant to clause (i)(y) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
7.Consolidation, Merger, etc. In case the Trust shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares, stock, securities, cash and/or any other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is exchanged or changed. In the event the Trust shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Shares payable in Common Shares or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
8.Redemption. The Series A Preferred Shares shall not be redeemable.
9.Ranking. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all shares of any other class or series of Preferred Shares.
10.Fractional Shares. The Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares on such proportionate basis.
11.Amendment. At any time that any Series A Preferred Shares are outstanding, the Declaration of Trust shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting separately as a class.
12.Ownership Restrictions. The Series A Preferred Shares shall be subject to the restrictions and limitations set forth in Section 7.2 of Article VII of the Declaration of Trust.
13.Permissible Distributions. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any class or series of shares of beneficial interest whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Trust’s total liabilities.
SECOND: The Series A Preferred Shares have been classified and designated by the Board under the authority contained in the Declaration of Trust.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Chief Financial Officer on this 14th day of May, 2020.

ATTEST:		WHITESTONE REIT

By:	/s/ David K. Holeman	By:	/s/ James C. Mastandrea
Name:	David K. Holeman	Name:	James C. Mastandrea
Title:	Chief Financial Officer	Title:	Chairman and Chief Executive Officer